MF Global Underwriting Syndicate Members


Citi
JP Morgan Securities
Lehman Brothers Inc.
Merrill Lynch & Co.
UBS Investment Bank
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley & Co.
ABN AMRO Rothschild LLC
Banc of America Securities LLC
BMO Capital Markets
HSBC
Keefe, Bruyette & Woods
Sandler O Neill & Partners, L.P.
Wachovia Securities